Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Post Effective Amendment No. 6 to Registration Statement on Form S-1 of Advanstar, Inc. of our report dated June 10, 2003, except Note 10, which is as of October 1, 2003, relating to the financial statements of Thompson Healthcare Magazines, which appears in the Current Report on Form 8-K of Advanstar, Inc. dated December 15, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, NY
January 5, 2004